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                                                                EXHIBIT (d)(iii)

                         SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                     J.P. MORGAN INVESTMENT MANAGEMENT INC.

     SUB-ADVISORY AGREEMENT, made as of the 7th day of November 2005 between Transamerica Fund Advisors, Inc. (the "Investment Adviser"), a corporation organized and existing under the laws of the State of Florida and J.P. Morgan Investment Management Inc. (the "Sub-Adviser"), a Delaware corporation.

     WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of November 7, 2005 ("Advisory Agreement") with Transamerica IDEX Mutual Funds ("Transamerica IDEX"), a Delaware statutory trust which is registered as an open-end management investment company under the Investment Company Act of 1940 ("1940 Act"), to provide or procure investment advisory services with respect to TA IDEX J.P. Morgan International Bond (the "Fund"), a separate series of Transamerica IDEX; and

     WHEREAS, the Sub-Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"); and

     WHEREAS, the Investment Adviser desires to retain the Sub-Adviser as sub-adviser to assist the Investment Adviser in furnishing certain investment advisory services with respect to the Fund, and the Sub-Adviser is willing to furnish such services upon the terms and conditions and for the compensation set forth below.

     NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.   APPOINTMENT.

The Investment Adviser hereby appoints the Sub-Adviser as its investment sub-adviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be independent contractor and shall, except as otherwise provided herein, have no authority to act for or represent the Investment Adviser, Transamerica IDEX, or the Fund in any way or otherwise be deemed the agent of any of them.

2.   DUTIES AND SERVICES OF THE SUB-ADVISER.

     A. Investment Sub-Advisory Services. Subject to the supervision of the Transamerica IDEX Board of Trustees ("Board") and the Investment Adviser, the Sub-Adviser shall act as the investment sub-adviser to, and shall manage the day-to-day investment program of, the Fund in accordance with the Fund's investment objective, policies, and restrictions as provided in the Transamerica IDEX Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the "Prospectus"), and such other reasonable limitations as directed by the appropriate officers of the Investment Adviser or Transamerica IDEX by notice in writing to the Sub-Adviser. In furtherance of this duty, the Sub-Adviser, on behalf of the Fund, is authorized, in its discretion and without prior consultation with the Board or the Investment Adviser, to (without limitation):

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          (1) provide investment research and analysis concerning the Fund's investments and conduct a continuous investment program to the Fund;

          (2) place orders and negotiate the commissions (if any) for all purchases and sales of the investments made by the Fund with or through such brokers, dealers, underwriters or issuers as the Sub-Adviser may select;

          (3) maintain the books and records required in connection with its duties hereunder; and

          (4) keep the Investment Adviser informed of developments materially affecting the Fund and its investments.

     B. Additional Duties of the Sub-Adviser. In addition to the above, the Sub-Adviser shall:

          (1) use the same skills and care in providing its services to the Fund as it uses in providing investment services to other fiduciary accounts;

          (2) cause its officers to attend meetings, either in person or via teleconference, of Transamerica IDEX and furnish oral or written reports, as Transamerica IDEX or the Investment Adviser may reasonably require, in order to keep Transamerica IDEX and its officers and Board fully informed as to the condition of the investments of the Fund, the investment recommendations of the Sub-Adviser, and the investment considerations which provide the basis for those recommendations; and

          (3) furnish such information and reports as may reasonably be required by Transamerica IDEX or the Investment Adviser from time to time.

     C. Further Duties of the Sub-Adviser.

          (1) In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the Transamerica IDEX Declaration of Trust and By-Laws, as each may be amended or supplemented, and currently effective Registration Statement (as defined below) and with the reasonable written instructions and directions of Transamerica IDEX and the Investment Adviser, and shall comply in all material respects with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable laws and regulations.

          (2) The Sub-Adviser acknowledges that the Fund may engage in certain transactions in reliance on exemptions under Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act. Accordingly, the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of the Fund, or an affiliated person of such other sub-adviser, concerning transactions for the Fund in securities or other fund assets. The Sub-Adviser shall be limited to providing investment advice with respect to only the portion of the Fund's portfolio as may be allocated to the Sub-Adviser from time-to-time by the Investment Adviser, and shall not consult with any other sub-adviser as to any other portion of the Fund's portfolio concerning transactions for the Fund in securities or other assets.

     D. Custody. The Sub-Adviser shall have no responsibility with respect to maintaining custody of the Fund's assets nor shall the Sub-Adviser have any responsibility to acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason


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     of selling, holding or controlling such assets of the Fund. The Sub-Adviser shall affirm security transactions with central depositories and advise the custodian of the Fund (the "Custodian") or such depositories or agents as may be designated by the Custodian and the Investment Adviser promptly of each purchase and sale of a security on behalf of the Fund, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. The Sub-Adviser shall from time to time, upon the written request of the Investment Adviser or the Fund, provide the Custodian and the Investment Adviser with evidence of authority of its personnel who are authorized to give instructions to the Custodian. The Fund shall direct the Custodian to comply with all investment instructions given by Sub-Adviser with respect to the Fund. The Fund shall instruct the Custodian to provide the Sub-Adviser with such information as the Sub-Adviser may reasonably request relating to daily cash levels held by the Fund. The Fund shall provide Sub-Adviser with reasonable advance notice of any change in the Custodian.

     The Fund and the Investment Adviser shall have full responsibility for the payment of all taxes due on capital or income held or collected for the Fund and the filing of any returns in connection therewith or otherwise required by law.

     E. Proxy Voting and Other Actions as a Fiduciary. Unless the Investment Adviser advises the Sub-Adviser in writing that the right to vote proxies has been expressly reserved to the Investment Adviser or Transamerica IDEX or otherwise delegated to another party, the Sub-Adviser shall exercise voting rights incident to any securities held by the Fund in accordance with its own proxy voting policies and procedures without consultation with the Investment Adviser or the Fund. The Sub-Adviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to the Investment Adviser.

     The Sub-Adviser shall further respond to all corporate action matters incident to such securities held in the Fund including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations. The Sub-Adviser agrees to keep the Fund informed about any such litigation and the actions that it intends to take. In the case of class action suits involving issuers held by the Fund, the Sub-Adviser may include information about the Fund for purposes of participating in any settlements.

     The Investment Adviser agrees to instruct the Custodian to forward all proxy materials and related shareholder communications to Sub-Adviser promptly upon receipt. The Sub-Adviser shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and other communications are not received in a timely manner. The Sub-Adviser shall not be required to take any action or render any advice with respect to any legal proceedings, including bankruptcies, involving securities, or the issuers thereof, held in the Fund on or prior to the date of this Agreement.

     F. Use of Name. The Sub-Adviser shall give the Fund, for the term of this Agreement, a royalty free, nonexclusive, nontransferable right to use the name "J.P. Morgan" (hereinafter referred to as the "Mark") in the United States as part of the name of the Fund, provided such name is approved by the Sub-Adviser in writing. Such right does not include the right to allow third parties to use the Mark except as specifically provided in this Agreement. The Mark shall not be used by the Fund at any time or in any place or for any purposes or under any conditions except as provided in this Section 2(F). The forgoing authorization by the Sub-Adviser to the Fund to use said Mark is not exclusive of the right of the Sub-Adviser itself to use or authorize others to use the same. The Investment Adviser agrees that as between the Sub-Adviser and the Fund, the Sub-Adviser


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     has the exclusive right to use or authorize others to use the Mark, and the
     Investment Adviser agree to take any such action as may be requested by the Sub-Adviser to give full effect to the provisions of this Section 2(F). Neither the Fund nor the Investment Adviser shall retain any right to use of the Mark after the termination of this Agreement. Upon termination of this Agreement, the Fund will use its best efforts to change the name of the Fund so as to eliminate all reference to the Mark and will not thereafter transact any business in a name containing the Mark in any form or combination whatsoever, or (except as may otherwise be required by law) designate itself as the same entity as or successor to any entity of such name, or otherwise use the Mark or any other reference to the Sub-Adviser. Further the Fund will immediately terminate all use of the Mark and destroy any remaining unused sales documentation, promotional, marketing, advertising or other written printed or electronic material or performance information that contains the Mark. The Fund agrees to use its best efforts to ensure that the nature and quality of the services rendered in connection with the Mark shall conform to the terms of this Agreement and any amendments thereto. Such covenants on the part of the Investment
     Adviser and the Fund shall survive termination of this agreement.

3.   COMPENSATION.

For the services provided by the Sub-Adviser pursuant to this Agreement, the Sub-Adviser shall receive monthly an investment sub-advisory fee at the annual rate (as a percentage of average daily net assets) as specified in Schedule A of this Agreement. If this Agreement is not in effect for an entire month, the amount of sub-advisory fee payable hereunder shall be pro-rated accordingly.

4.   EXPENSES.

During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in the performance of its duties and its provision of services hereunder, other than the cost of investments (including brokerage fees) purchased and sold for the Fund. Notwithstanding the foregoing, the Sub-Adviser shall not bear expenses related to the operation of the Fund, including but not limited to, taxes, interests, brokerage fees and commissions, proxy voting expenses and extraordinary Fund expenses.

5.   DUTIES OF THE INVESTMENT ADVISER.

     A. The Investment Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties and services under this Agreement.

     B. The Investment Adviser has furnished the Sub-Adviser with copies of each of the following documents and will furnish to the Sub-Adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

          (1) The Transamerica IDEX Declaration of Trust and By-Laws, as each is in effect on the date hereof and as amended from time to time;

          (2) Certified resolutions of the Board authorizing the appointment of the Investment Adviser and the Sub-Adviser and approving this Agreement;

          (3) The Transamerica IDEX Registration Statement under the 1940 Act and the Securities Act of 1933, on Form N-1A, as filed with the Securities and Exchange Commission


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          ("SEC") relating to the Fund and its shares and all amendments thereto
          ("Registration Statement"); and


          (4) A certified copy of any publicly available financial statement or report prepared for Transamerica IDEX by certified or independent public accountants, and copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange.

          The Investment Adviser shall furnish the Sub-Adviser with any further documents, materials or information that the Sub-Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

     C. During the term of this Agreement, the Investment Adviser shall furnish to the Sub-Adviser for its prior approval, at its principal office, all prospectuses, proxy statements, reports to shareholders, sales documentation, promotional, marketing, advertising and other written, printed or electronic material or performance information or data prepared for distribution to shareholders of the Fund or the public, which include the Mark or refer to the Fund, the Sub-Adviser or investment companies or other advisory accounts advised or sponsored by the Sub-Adviser in any way, prior to a use thereof which has not been previously approved by the Sub-Adviser. The Investment Adviser shall not use any such materials without the Sub-Adviser's prior written approval, which approval shall not be unreasonably withheld; and the Investment Adviser shall not use any such materials which do not include the Mark if the Sub-Adviser reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed upon) after the Sub-Adviser's receipt thereof.

6.   BROKERAGE.

     A. The Sub-Adviser will effect securities and other transactions for the Fund through brokers or dealers of its choice. The Sub-Adviser agrees that, in placing such orders it will attempt to obtain the best execution of its orders. Consistent with this policy, the Sub-Adviser, in selecting broker dealers to execute transactions on behalf of the Fund, will consider all factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, the Sub-Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. In no instance will Fund securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except to the extent permitted by exemptive order of the SEC or in accordance with applicable laws and regulations.

     B. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund, as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients over time. The Investment Adviser acknowledges that, in some cases, this procedure may adversely affect the price paid or received by the Fund or may limit the size of the position that may be acquired or sold for the Fund.


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7.   OWNERSHIP OF RECORDS.

The Sub-Adviser shall maintain all books and records required to be maintained by the Sub-Adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees (i) to preserve for the periods prescribed by Rule 31a-3 under the 1940 Act any records that it maintains for the Fund that are required to be maintained by Rule 31a-1 under the 1940 Act, and (ii) to provide the Fund with access to or copies of any records that it maintains for the Fund upon reasonable request by the Fund.

8.   REPORTS.

The Sub-Adviser shall furnish to the Board or the Investment Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as the Sub-Adviser and the Board or the Investment Adviser, as appropriate, may mutually agree upon from time to time.

9.   SERVICES TO OTHER CLIENTS.

Nothing contained in this Agreement shall limit or restrict (i) the freedom of the Sub-Adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of the Sub-Adviser, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. Further, Investment Adviser understands, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies or accounts, including other investment companies and accounts following the same investment strategy as the Fund. Investment Adviser has no objection to Sub-Adviser acting in such capacities, provided that whenever the Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub-Adviser to be fair and equitable to each over time, however there can be no assurance that a particular investment opportunity which comes to the attention of the Sub-Adviser will be allocated in any particular manner. In addition, Investment Adviser understands, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. Sub-Adviser may give advice and take action with respect to any of its other clients which may differ from advice given or actions taken with respect to the Fund, or the timing or nature of action taken with respect to the Fund.

10.  THE SUB-ADVISER'S USE OF THE SERVICES OF OTHERS.

The Sub-Adviser may (at its cost except as contemplated by Section 6 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of obtaining statistical and other factual information, advice regarding economic factors and trends, advice as to occasional transactions in specific securities, accounting, administrative, reporting and ancillary services or such other information, advice, or assistance as the Sub-Adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Sub-Adviser, as appropriate, or in the discharge of the Sub-Adviser's overall responsibilities with respect to


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the other accounts that it serves as investment manager or counselor, provided that the Sub-Adviser shall at all times retain responsibility for making investment recommendations with respect to the Fund.

11.  LIABILITY AND INDEMNIFICATION OF THE SUB-ADVISER.

The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Investment Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in its performance of its obligations and duties under this Agreement or by reason of its reckless disregard of its obligations and duties under this Agreement.

Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that Sub-Adviser may use, or the success of Sub-Adviser's overall management of the Fund. The Fund and the Investment Advisor understand that investment decisions made for the Fund by Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Sub-Adviser will manage only the assets of the Fund allocated to its management by the Investment Adviser and in making investment decisions for the Fund.

The Sub-Adviser shall indemnify and hold harmless the Investment Adviser, the Fund and their respective directors, trustees, officers, employees or agents from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) ("Losses") arising or resulting from the Sub-Adviser's willful misfeasance, bad faith or gross negligence in its performance of its obligations and duties under this Agreement or by reason of its reckless disregard of its obligations and duties under this Agreement.

The Sub-Adviser shall not be liable for any special, consequential or incidental damages.

12.  INDEMNIFICATION BY THE INVESTMENT ADVISER.

The Investment Adviser shall indemnify and hold harmless the Sub-Adviser and its directors, trustees, officers, employees or agents from any and all Losses arising or resulting from the Sub-Adviser's performance of its duties and obligations under this Agreement except to the extent such Losses arise or result from Sub-Adviser's willful misfeasance, bad faith or gross negligence in its performance of its obligations and duties under this Agreement or by reason of its reckless disregard of its obligations and duties under this Agreement.

The Investment Adviser shall not be liable for any special, consequential or incidental damages.

13.  REPRESENTATIONS OF THE SUB-ADVISER.

The Sub-Adviser represents, warrants, and agrees as follows:

     A. The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;
     (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any


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     regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 (a) of the 1940 Act or otherwise.

     B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and 204A-1 under the Advisers Act and will provide the Investment Adviser and Transamerica IDEX with a copy of such code of ethics and any amendments thereto, together with evidence of adoption for review and approval by the Board. The Sub-Adviser understands that the Board is required to approve the Sub-Adviser's code of ethics and acknowledges that the Agreement is conditioned upon such Board approval.

     C. The Sub-Adviser has adopted proxy voting policies and procedures reasonably designed to ensure that the proxies are voted in the best interests of the Sub-Adviser's clients including the Fund and its shareholders and complying with Rule 206(4)-6 under the Advisers Act and will provide the Investment Adviser and Transamerica IDEX with a copy of such policies and procedures and any amendments thereto, together with evidence of adoption for review and approval by the Board. The Sub-Adviser understands that the Board is required to approve the Sub-Adviser's proxy voting policies and procedures and acknowledges that the Agreement is conditioned upon such Board approval.

     D. The Sub-Adviser has provided the Investment Adviser and Transamerica IDEX with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any material amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Investment Adviser.

     E. The Sub-Adviser has adopted compliance policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules thereunder, and has provided Transamerica IDEX and the Investment Adviser with a copy of such compliance policies and procedures (and will provide them with any material amendments thereto). To the extent applicable to the Sub-Adviser's duties under this Agreement, the Sub-Adviser agrees to assist the Fund in complying with the Fund's compliance program adopted pursuant to Rule 38a-1 under the 1940 Act. The Sub-Adviser understands that the Board is required to approve the Sub-Adviser's compliance policies and procedures and acknowledges that the Agreement is conditioned upon such Board approval.

     F. The Sub-Adviser will manage the Fund so that the Fund will comply with the diversification requirements of Subchapter M of the Internal Revenue Code, and will immediately notify the Investment Adviser and the Fund upon having a reasonable basis for believing that the Fund has ceased to comply with such requirements.

     G. The Sub-Adviser shall notify the Investment Adviser and the Fund immediately of any material fact that becomes known to the Sub-Adviser relating to the services performed by the Sub-Adviser hereunder that is not contained in the Registration Statement, or any amendment or supplement thereto, or of any statement contained therein relating to the services performed by the Sub-Adviser hereunder that becomes untrue in any material respect.

     H. The Sub-Adviser shall not divert the Fund's portfolio securities transactions to a broker or dealer in consideration of such broker or dealer's promotion or sales of shares of the Fund, any other series of Transamerica IDEX, or any other registered investment company.


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14.  REPRESENTATIONS OF THE INVESTMENT ADVISER.

The Investment Adviser represents, warrants and agrees that it (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has full power and authority to appoint Sub-Adviser to manage the Fund in accordance with the terms of this Agreement;
(v) has the authority to enter into and perform the services contemplated by this Agreement; and (vi) will immediately notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

15.  TRADE SETTLEMENT AT TERMINATION.

Termination will be without prejudice to the completion of any transaction already initiated. On, or after, the effective date of termination, the Sub-Adviser shall be entitled, without prior notice to the Investment Adviser or the Fund, to direct the Custodian to retain and/or realize any assets of the Fund as may be required to settle transactions already initiated, and to pay any outstanding liabilities of the Sub-Adviser with respect to such transaction. Following the date of effective termination, any new transactions will only be executed by mutual agreement between the Investment Adviser and the Sub-Adviser.

16.  FORCE MAJEURE.

Neither party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending party. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

17.  TERM OF AGREEMENT.

This Agreement shall become effective as of the date set forth above. Unless sooner terminated as provided herein, it shall continue in effect for two years from its effective date. Thereafter, if not terminated, it shall continue for successive 12-month periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or by the Board and
(b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trustees who are not interested persons (for regulatory purposes) of Transamerica IDEX or the Investment Adviser. This Agreement may be terminated at any time, without payment of any penalty, on 60 days' written notice to the Investment Adviser or the Sub-Adviser, as appropriate, by (i) the Board, (ii) a vote of a majority of the outstanding voting securities of the Fund, (iii) the Investment Adviser, or (iv) the Sub-Adviser. This Agreement shall terminate automatically in the event of its assignment (as defined or interpreted for regulatory purposes) or the termination of the Advisory Agreement.

18.  NOTICES.

Any notice shall be sufficiently given when sent by certified U.S. mail, national express delivery service, or facsimile to the parties at the address below:

If to Transamerica IDEX:

     Transamerica IDEX Mutual Funds
     570 Carillon Parkway
     St. Petersburg, FL 33716
     Attn: John K. Carter
     Telephone: (727) 299-1824
     Fax: (727) 299-1641

If to the Investment Adviser:

     Transamerica Fund Advisors, Inc.
     570 Carillon Parkway
     St. Petersburg, FL 33716
     Attn: John K. Carter
     Telephone: (727) 299-1824
     Fax: (727) 299-1641

If to the Sub-Adviser:

     J.P. Morgan Investment Management Inc.
     Attention: Lissette R. Resnick
     522 Fifth Ave
     New York, NY 10036
     Telephone: (212) 837-1973
     Fax: (212) 837-5158

19.  AMENDMENT OF AGREEMENT.

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement shall be effective until approved by the Board and, solely to the extent required by the 1940 Act, regulations thereunder and/or interpretations thereof, the shareholders of the Fund.

20.  MISCELLANEOUS.

     A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

     B. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     C. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

     D. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected, and to this extent, the provisions of this Agreement shall be deemed to be severable.

     E. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to authoritative interpretations thereof.

     F. Confidentiality. The Sub-Adviser will maintain the strictest confidence regarding the business affairs of Transamerica IDEX and the Fund provided, however, that notwithstanding the foregoing, the Sub-Adviser may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of Sub-Adviser. Further, to the extent that any market counterparty with whom the Sub-Adviser deals, or any service provider with whom the Sub-Adviser contracts for the provision of services related to Sub-Advisers obligations under this Agreement, requires information relating to the Fund (including, but not limited to, the identity of the Fund and market value of the Fund), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund, or provide such services to Sub-Adviser in accordance with the terms of this Agreement. Any information, including information on portfolio transactions, recommendation and/or written reports furnished by the Sub-Adviser to Transamerica IDEX and/or the Investment Adviser will be treated as confidential, and for the exclusive use and benefit of Transamerica IDEX and the Investment Adviser, except as disclosure may be required by applicable law. Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Investment Adviser and Sub-Adviser, the Investment Adviser and the Fund will not disclose, in any manner whatsoever except as expressly authorized in this Agreement, any list of securities held by the Fund for a period of at least 30 days after month end, except that the Fund's top 10 holdings may be disclosed 16 days after month end. In addition, the Investment Adviser may disclose, earlier than 30 days after month end, a list of the securities held by the Fund to certain third parties who have entered into a confidentiality agreement with the Transamerica IDEX on behalf of the Fund.

     G. Anti-Money Laundering. The Investment Adviser and the Fund acknowledge that the Fund is in compliance, and will continue to comply, with all applicable anti-money laundering regulations. Further, each the Investment Adviser and the Fund agree to provide any documentation or information the Sub-Adviser may reasonably request for the purpose of complying with its own anti-money laundering obligations.

     H. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original of the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA FUND ADVISORS, INC.


By:
    ----------------------------------
Name:
      --------------------------------
Title:
       -------------------------------


J.P. MORGAN INVESTMENT MANAGEMENT INC.


By:
    ----------------------------------
Name:
      --------------------------------
Title:
       -------------------------------

                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE A

     PORTFOLIO                         SUB-ADVISER COMPENSATION*
     ---------                         -------------------------
TA IDEX J.P. MORGAN   0.20% of assets up to $100 million of average daily net
INTERNATIONAL BOND    assets;
                      0.17% of next $150 million of average daily net assets;
                      0.16% of next $250 million of average daily net assets;
                      0.15% of next $500 million of average daily net assets;
                      and
                      0.12% of average daily net assets in excess of  $1 billion


*    As a percentage of average daily net assets on an annual basis.